April 25, 2023	Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

$263,000

Step-Up Auto Callable Notes Linked to the J.P. Morgan Efficiente® Plus DS 5 Index (Net ER) due April 28, 2028

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek early exit prior to maturity at a premium if, on any Review Date (other than the final Review Date), the closing level of the J.P. Morgan Efficiente® Plus DS 5 Index (Net ER), which we refer to as the Index, is at or above the Call Value for that Review Date.
•	The earliest date on which an automatic call may be initiated is April 25, 2024.
•	The notes are also designed for investors who seek uncapped, unleveraged exposure to any appreciation of the Index at maturity, if the notes have not been automatically called.
•	Investors should be willing to forgo interest and dividend payments, while seeking full repayment of principal at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes priced on April 25, 2023 and are expected to settle on or about April 28, 2023.
•	CUSIP: 48133VQY9

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement, “Risk Factors” beginning on page US-7 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$38.3317	$961.6683
Total	$263,000	$10,081.25	$252,918.75

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. These selling commissions will vary and will be up to $40.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $922.70 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 3-I dated April 13, 2023, underlying supplement no. 14-I dated April 13, 2023 and the prospectus and prospectus supplement, each dated April 13, 2023

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Index: The J.P. Morgan Efficiente® Plus DS 5 Index (Net ER) (Bloomberg ticker: EFPLUS5D). The level of the Index reflects a 0.85% per annum deduction and a notional financing cost, in each case, deducted daily.

Call Premium Amount: The Call Premium Amount with respect to each Review Date is set forth below:

•    first Review Date:         9.00% × $1,000

•    second Review Date:  18.00% × $1,000

•    third Review Date:       27.00% × $1,000

•    fourth Review Date:     36.00% × $1,000

Call Value: With respect to each Index, the Call Value for each Review Date is set forth below:

•    first Review Date:        101.50% of its Initial Value

•    second Review Date:  103.00% of its Initial Value

•    third Review Date:       104.50% of its Initial Value

•    fourth Review Date:     106.00% of its Initial Value

Participation Rate: 100.00%

Pricing Date: April 25, 2023

Original Issue Date (Settlement Date): On or about April 28, 2023

Review Dates*: April 25, 2024, April 25, 2025, April 27, 2026, April 26, 2027 and April 25, 2028 (final Review Date)

Call Settlement Dates*: April 30, 2024, April 30, 2025, April 30, 2026 and April 29, 2027

Maturity Date*: April 28, 2028

* Subject to postponement in the event of a market disruption event and as described under “Supplemental Terms of the Notes — Postponement of a Determination Date — Notes linked solely to an Index” in the accompanying underlying supplement and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Automatic Call†:

If the closing level of the Index on any Review Date (other than the final Review Date) is greater than or equal to the Call Value for that Review Date, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Premium Amount applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes.

If the notes are automatically called, you will not benefit from the feature that provides you with a positive return at maturity equal to the Index Return times the Participation Rate if the Final Value is greater than the Initial Value. Because this feature does not apply to the payment upon an automatic call, the payment upon an automatic call may be significantly less than the payment at maturity for the same level of appreciation in the Index.

Payment at Maturity:

If the notes have not been automatically called, at maturity you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the Additional Amount, which may be zero.

If the notes have not been automatically called, you are entitled to repayment of principal in full at maturity, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

Additional Amount†: The Additional Amount payable at maturity per $1,000 principal amount note will equal:

$1,000 × Index Return × Participation Rate,

provided that the Additional Amount will not be less than zero.

Index Return:

(Final Value – Initial Value)
Initial Value

Initial Value: The closing level of the Index on the Pricing Date, which was 162.12

Final Value: The closing level of the Index on the final Review Date

† Subject to the impact of a commodity hedging disruption event as described under “Supplemental Terms of the Notes” in this pricing supplement.  In the event of a commodity hedging disruption event, we have the right, but not the obligation, to determine whether the notes will be automatically called and to adjust your payment upon automatic call or at maturity based on determinations made by the calculation agent.  Under these circumstances, whether the notes are automatically called and the payment upon an automatic call or at maturity will be determined prior to, and without regard to, the closing level of the Index on the relevant Review Date.

PS-1 | Structured Investments Step-Up Auto Callable Notes Linked to the J.P. Morgan Efficiente® Plus DS 5 Index (Net ER)

Registration Statement Update

The prospectus and prospectus supplement, each dated April 8, 2020, the product supplement no. 4-II dated November 4, 2020 and the underlying supplement no. 14-I dated February 22, 2022, which were referenced in the preliminary pricing supplement relating to the notes (filed under the registration statement nos. 333-236659 and 333-236659-01), have been superseded by the accompanying prospectus, prospectus supplement, product supplement and underlying supplement, each dated April 13, 2023 and filed under the registration statement nos. 333-270004 and 333-270004-01.

PS-2 | Structured Investments Step-Up Auto Callable Notes Linked to the J.P. Morgan Efficiente® Plus DS 5 Index (Net ER)

Supplemental Terms of the Notes

Notwithstanding anything to the contrary under “General Terms of Notes — Payment upon an Event of Default” in the accompanying product supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per note upon any acceleration of the notes will be determined by the calculation agent and will be (1) if (a) the date of acceleration is a Review Date (other than the final Review Date) and the conditions for an automatic call would have been satisfied on the date of acceleration or (b) the date of acceleration is not a Review Date but precedes the penultimate Review Date, but the conditions for an automatic redemption would have been satisfied on the date of acceleration if the date of acceleration were the next succeeding Review Date, an amount in cash equal to the amount payable upon an automatic call per $1,000 principal amount note calculated in the manner described under “Key Terms — Automatic Call” in this pricing supplement and calculated as if the date of acceleration were (i) that Review Date and (ii) the Final Disrupted Determination Date (as defined in the accompanying product supplement) for that Review Date, or (2) in all other circumstances, an amount in cash equal to the amount payable at maturity per $1,000 principal amount note calculated in the manner described under “Key Terms — Payment at Maturity” in this pricing supplement and calculated as if the date of acceleration were (a) the final Review Date and (b) the Final Disrupted Determination Date for the final Review Date (if the date of acceleration is a Disrupted Day (as defined in the accompanying product supplement)).

Notwithstanding anything to the contrary in the accompanying product supplement, if a commodity hedging disruption event (as defined in the accompanying product supplement) occurs, we will have the right, but not the obligation, to determine whether the notes will be automatically called and to adjust your payment upon automatic call or at maturity based on determinations made by the calculation agent as described below.

If a commodity hedging disruption event occurs and we choose to exercise this right:

(1) the calculation agent will determine the estimated value of the notes (the “CHDE estimated value”) as of the date on which the calculation agent determines that a commodity hedging disruption event has occurred (a “commodity hedging disruption date”).  The CHDE estimated value will be determined using the same methodology as is used to calculate the estimated value of the notes as described under “The Estimated Value of the Notes” in this pricing supplement (the “estimated value”), except that the CHDE estimated value will be determined on the commodity hedging disruption date, provided that, if the CHDE estimated value cannot be calculated using the same methodology as the estimated value due to the occurrence of the commodity hedging disruption event, the calculation agent will, in good faith and in a commercially reasonable manner, make such adjustments to that methodology as are necessary to determine the CHDE estimated value on the commodity hedging disruption date. See “The Estimated Value of the Notes” in this pricing supplement for additional information about the estimated value; and

(2) (a)  if the CHDE estimated value is greater than or equal to $1,000 and the commodity hedging disruption date occurs on or before the penultimate Review Date, the notes will be automatically called.  Under these circumstances, the payment upon an automatic call, for each $1,000 principal amount note, will be equal to the CHDE estimated value,  instead of the applicable amount set forth under “Key Terms — Automatic Call” above, and will be payable on the Call Settlement Date applicable to the Review Date occurring on or immediately following the commodity hedging disruption date; or

(b)   if the CHDE estimated value is less than $1,000 or the commodity hedging disruption date occurs after the penultimate Review Date, we will pay you at maturity, instead of the amount set forth under “Key Terms — Payment at Maturity” above, an amount equal to (i) $1000 plus (ii) the option value.

The “option value” will be determined by the calculation agent in good faith and in a commercially reasonable manner and will be a fixed amount representing the price of the embedded option representing the Additional Amount payable on the notes at maturity, as of the commodity hedging disruption date, and the price of the embedded option representing each of the remaining potential automatic calls pursuant to the automatic call feature of the notes from but excluding the commodity hedging disruption date through and including the penultimate Review Date, as of the commodity hedging disruption date, provided that the option value may not be less than zero.

If a commodity hedging disruption event occurs and we choose to exercise this right, we will provide, or cause the calculation agent to provide, written notice of our election to exercise this right to the trustee at its New York office and to the holders of the notes.  We, or the calculation agent, will deliver this notice as promptly as possible and in no event later than the fifth business day immediately following the commodity hedging disruption date.  Additionally, we will specify in the notice the CHDE estimated value and, if applicable, the option value as determined on the commodity hedging disruption date.

PS-3 | Structured Investments Step-Up Auto Callable Notes Linked to the J.P. Morgan Efficiente® Plus DS 5 Index (Net ER)

The J.P. Morgan Efficiente® Plus DS 5 Index (Net ER)

The J.P. Morgan Efficiente® Plus DS 5 Index (Net ER) (the “Index”) was developed and is maintained and calculated by JPMS, one of our affiliates. The Index is reported by Bloomberg L.P. under the ticker symbol “EFPLUS5D Index.”

The Index seeks to provide a dynamic and diversified asset allocation based on modern portfolio theory. The Index tracks the return of (a) a notional dynamic portfolio consisting of up to 20 exchange-traded funds (each an “ETF Constituent,” and collectively the “ETF Constituents”), in each case with distributions, if any, notionally reinvested, and the J.P. Morgan Fallback Cash Index (including any successor or substitute cash index included in the Index, the “Cash Constituent”), less (b) the daily deduction of a notional financing cost and a daily deduction of 0.85% per annum, while targeting a specific volatility on a daily basis. The ETF Constituents and the Cash Constituent are referred to together as the “Basket Constituents.” The ETF Constituents represent a diverse range of asset classes and geographic regions.

The Index selects and rebalances into a new notional portfolio composed of the Basket Constituents each month using a methodology that is designed to:

•	maintain a diversified allocation at all times;
•	allocate dynamically based on the market cycle; and
•	select allocations that attempt to deliver a stable volatility over time.

Maintaining a diversified allocation. A diversified portfolio’s return is the weighted average of its Basket Constituents’ returns, but its volatility is less than the weighted average of its Basket Constituents’ volatilities, because different assets don’t always move in the same direction — in this sense, a diversified portfolio can be said to deliver average returns with below-average volatility. In order to ensure diversification, the Index selects its monthly portfolio from a universe of 20 ETF Constituents and the Cash Constituent, and imposes caps and floors on the Basket Constituent weights at the individual and sector levels. Each Basket Constituent’s assigned weight must also be an increment of 5%, and the assigned weights must sum to 100%. The following table sets forth the current Basket Constituents, the Bloomberg ticker for each Basket Constituent, the maximum assigned weight for each Basket Constituent and the maximum and minimum aggregate assigned weight for each sector. For additional information about the Basket Constituents, see “Background on the ETF Constituents” and “Background on the Cash Constituent” in the accompanying underlying supplement.

	Basket Constituent	Bloomberg Ticker	Maximum Assigned Weight[1]	Maximum Aggregate Assigned Weight[1]
1	Vanguard S&P 500 ETF	VOO	20%	Equities Sector: 50%
2	Vanguard Small-Cap ETF	VB	10%
3	Vanguard FTSE Developed Markets ETF	VEA	20%
4	iShares® MSCI EAFE Small-Cap ETF	SCZ	10%
5	Vanguard FTSE Emerging Markets ETF	VWO	20%
6	iShares® 20+ Year Treasury Bond ETF	TLT	20%	Investment Grade Fixed-Income Sector: 50%[2]
7	iShares® 7-10 Year Treasury Bond ETF	IEF	20%
8	iShares® iBoxx® $ Investment Grade Corporate Bond ETF	LQD	20%
9	iShares® TIPS Bond ETF	TIP	10%
10	Vanguard Short-Term Corporate Bond ETF	VCSH	10%
11	SPDR® Bloomberg High Yield Bond ETF	JNK	20%	Other Fixed-Income Sector: 50%
12	PIMCO 0-5 Year High Yield Corporate Bond Index ETF	HYS	10%
13	Invesco Senior Loan ETF	BKLN	10%
14	iShares® Preferred and Income Securities ETF	PFF	10%
15	iShares® J.P. Morgan USD Emerging Markets Bond ETF	EMB	10%
PS-4 | Structured Investments Step-Up Auto Callable Notes Linked to the J.P. Morgan Efficiente® Plus DS 5 Index (Net ER)

Basket Constituent	Bloomberg Ticker	Maximum Assigned Weight[1]	Maximum Aggregate Assigned Weight[1]
16	Vanguard Real Estate ETF	VNQ	10%	Alternatives Sector: 50%
17	VanEck® Gold Miners ETF	GDX	20%
18	Alerian MLP ETF[3]	AMLP	10%
19	Invesco DB Commodity Index Tracking Fund	DBC	10%
20	iShares® Gold Trust	IAU	10%
21	J.P. Morgan Fallback Cash Index[4]	JPUSCAFB	50%[5]	N/A2
[1]	The maximum assigned weights and maximum aggregate assigned weights apply only to the initial composition of each monthly notional portfolio. The maximum assigned weights and maximum aggregate assigned weights may be exceeded due to the daily exposure adjustments.
[2]	In addition, the investment grade fixed-income sector and the Cash Constituent together are subject to a combined maximum aggregate assigned weight of 75%.
[3]	Effective February 25, 2020, the Alerian MLP ETF replaced the ETRACS Alerian MLP Infrastructure Index ETN as a Basket Constituent.
[4]	Effective January 3, 2022, the J.P. Morgan Fallback Cash Index replaced the JPMorgan Cash Index USD 3 Month as the Cash Constituent.
[5]	For the avoidance of doubt, as a result of the replacement of any Basket Constituent with the Cash Constituent due to the occurrence of an Extraordinary Event, the aggregate weight of the Cash Constituent would be allowed to exceed 50% because a portion of that aggregate weight would be subject to the maximum assigned weight of the replaced Basket Constituent and not the maximum assigned weight of the Cash Constituent.

Allocating dynamically based on the market cycle. Historical data and statistical analysis support the premise that assets tend to move in multi-year cycles. Depending on the asset class, these cycles can range from five to 30 years. The presence of these trends is one possible explanation for the academic research showing that, historically, asset classes exhibiting strong recent returns have been more likely to continue to exhibit positive returns. The Index attempts to take advantage of this dynamic by selecting a monthly portfolio that reflects the strongest recent returns from among the possible portfolios that meet the weight constraints set forth above and the volatility threshold described below.

Targeting stable volatility. One measure of risk used by many investors is volatility, which reflects the degree of variation in the value of an asset or portfolio over a period of time. Unlike asset-allocation approaches that aim to maintain stable proportions of different assets throughout the market cycle, the Index attempts to maintain a stable level of volatility over time. In addition, as compared to an approach that maintains consistent weights through the market cycle, the Index is designed to take on more volatility risk in calm markets and deliver lower volatility in choppy ones by adjusting its exposure to its notional portfolio on a daily basis.

Selecting a monthly portfolio. Each month, the Index identifies every notional portfolio that meets the individual Basket Constituent and sector weight constraints set forth above with weights in increments of 5% and a total weight of 100% and that has a recent historical volatility at or below a volatility threshold of 5%. The Index then selects and rebalances into the notional portfolio from that set with the strongest recent performance. If no such notional portfolio exists, then the volatility threshold is increased by 1% (e.g., from 5% to 6%), and the procedure described in this paragraph is repeated, including the increase to the volatility threshold, until a notional portfolio has been selected. Each monthly rebalancing is implemented incrementally over a five-day period.

Calculating the level of the Index. On any given day, the closing level of the Index (the “Index Level”) reflects (a) the performance of the relevant notional portfolio(s), as adjusted by the exposure of the Index to its notional portfolio(s), less (b) the 0.85% per annum daily deduction. The performance of a notional portfolio reflects the weighted performance of the Basket Constituents, in each case with distributions, if any, notionally reinvested, less the daily deduction of a notional financing cost. The Index Level of the Index was set equal to 100.00 on November 1, 2007, the base date of the Index. The Index Calculation Agent (as defined below) began calculating the Index on a live basis on December 31, 2014.

The notional financing cost is intended to approximate the cost of maintaining a position in the Basket Constituents using borrowed funds at the rate of interest underlying the Cash Constituent, which seeks to track a composite rate of interest that is intended to reflect the overnight rate of return of a notional position in a three-month time deposit in U.S. dollars, calculated by reference to spread-adjusted SOFR. SOFR, the Secured Overnight Financing Rate, is intended to be a broad measure of the cost of borrowing cash

PS-5 | Structured Investments Step-Up Auto Callable Notes Linked to the J.P. Morgan Efficiente® Plus DS 5 Index (Net ER)

overnight collateralized by Treasury securities. The fixed spreads added to SOFR in calculating the J.P. Morgan Fallback Cash Index will increase the notional financing cost, which will negatively affect the performance of the Index. The Index is an “excess return” index and not a “total return” index because, as part of the calculation of the Index Level, the performance of each Basket Constituent is reduced by the performance of the Cash Constituent.

JPMS is currently the sponsor of the Index (the “Index Sponsor”) and the calculation agent of the Index (the “Index Calculation Agent”).

See “The J.P. Morgan Efficiente® Plus Index Series” in the accompanying underlying supplement for additional information about the Index.

No assurance can be given that the investment strategy used to construct the Index will be successful or that any Index will outperform any alternative portfolio or strategy that might be constructed from the Basket Constituents. There is no guarantee that past performance trends referenced in selecting a monthly portfolio for the Index will continue during the subsequent period when the Index provides exposure to that monthly portfolio. In addition, no assurance can be given that the actual realized volatility of any Index will approximate its volatility threshold. The actual realized volatility of the Index will depend on the performance of the Basket Constituents included in its monthly portfolio(s) from time to time, and, at any time or for extended periods, may be greater than its volatility threshold, perhaps significantly, or less than its volatility threshold. Furthermore, the volatility threshold is subject to upward adjustment and, thus, the realized volatility threshold used to determine any monthly portfolio may be greater than the stated volatility threshold for the Index, perhaps significantly.

The Index is described as a “notional” or “synthetic” portfolio of assets because there is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. The Index merely references certain assets, the performance of which will be used as a reference point for calculating the Index Level of the Index.

“Efficiente®” is a registered trademark of JPMorgan Chase & Co.

PS-6 | Structured Investments Step-Up Auto Callable Notes Linked to the J.P. Morgan Efficiente® Plus DS 5 Index (Net ER)

How the Notes Work

Payment upon an Automatic Call

Payment at Maturity If the Notes Have Not Been Automatically Called

Call Premium Amount

The table below illustrates the Call Premium Amount per $1,000 principal amount note for each Review Date (other than the final Review Date) based on the Call Premium Amounts set forth under “Key Terms — Call Premium Amount” above.

Review Date	Call Premium Amount
First	$90.00
Second	$180.00
Third	$270.00
Fourth	$360.00

PS-7 | Structured Investments Step-Up Auto Callable Notes Linked to the J.P. Morgan Efficiente® Plus DS 5 Index (Net ER)

Payment at Maturity If the Notes Have Not Been Automatically Called

The following table illustrates the hypothetical payment at maturity on the notes linked to a hypothetical Index. The hypothetical payments set forth below assume the following:

•	the notes have not been automatically called;
•	an Initial Value of 100.00; and
•	a Participation Rate of 100.00%.

The hypothetical Initial Value of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value. The actual Initial Value is the closing level of the Index on the Pricing Date and is specified under “Key Terms — Initial Value” in this pricing supplement. For historical data regarding the actual closing levels of the Index, please see the historical information set forth under “Historical Information” in this pricing supplement.

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.

Final Value	Index Return	Additional Amount	Payment at Maturity
165.00	65.00%	$650.00	$1,650.00
150.00	50.00%	$500.00	$1,500.00
140.00	40.00%	$400.00	$1,400.00
130.00	30.00%	$300.00	$1,300.00
120.00	20.00%	$200.00	$1,200.00
110.00	10.00%	$100.00	$1,100.00
105.00	5.00%	$50.00	$1,050.00
101.00	1.00%	$10.00	$1,010.00
100.00	0.00%	$0.00	$1,000.00
95.00	-5.00%	$0.00	$1,000.00
90.00	-10.00%	$0.00	$1,000.00
80.00	-20.00%	$0.00	$1,000.00
70.00	-30.00%	$0.00	$1,000.00
60.00	-40.00%	$0.00	$1,000.00
50.00	-50.00%	$0.00	$1,000.00
40.00	-60.00%	$0.00	$1,000.00
30.00	-70.00%	$0.00	$1,000.00
20.00	-80.00%	$0.00	$1,000.00

PS-8 | Structured Investments Step-Up Auto Callable Notes Linked to the J.P. Morgan Efficiente® Plus DS 5 Index (Net ER)

Note Payout Scenarios

Upside Scenario If Automatic Call:

If the closing level of the Index on any Review Date (other than the final Review Date) is greater than or equal to the Call Value for that Review Date, the notes will be automatically called and investors will receive on the applicable Call Settlement Date the $1,000 principal amount plus the Call Premium Amount, applicable to that Review Date.  No further payments will be made on the notes.

•	If the closing level of the Lesser Performing Index increases 10.00% as of the first Review Date, the notes will be automatically called and investors will receive a 9.00% return, or $1,090.00 per $1,000 principal amount note.
•	If the notes have not been previously automatically called and the closing level of the Lesser Performing Index increases 65.00% as of the fourth Review Date, the notes will be automatically called and investors will receive a 36.00% return, or $1,360.00 per $1,000 principal amount note.

If No Automatic Call:

If the notes have not been automatically called, investors will receive at maturity the $1,000 principal amount plus the Additional Amount, which is equal to $1,000 times the Index Return times the Participation Rate of 100.00%.

Upside Scenario:

If the notes have not been automatically called and the Final Value is greater than the Initial value, the Additional Amount will be greater than zero and investors will receive at maturity more than the principal amount of their notes.

•	If the notes have not been automatically called and the closing level of the Index increases 10.00%, investors will receive at maturity a 10.00% return, or $1,100.00 per $1,000 principal amount note.

Par Scenario:

If the notes have not been automatically called and the Final Value is equal to the Initial Value or is less than the Initial Value, the Additional Amount will be zero and investors will receive at maturity the principal amount of their notes.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, product supplement and underlying supplement.

Risks Relating to the Notes Generally

•	THE NOTES MAY NOT PAY MORE THAN THE PRINCIPAL AMOUNT AT MATURITY —

If the notes have not been automatically called and the Final Value is less than or equal to the Initial Value, you will receive only the principal amount of your notes at maturity, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.

●	THE LEVEL OF THE INDEX WILL REFLECT A 0.85% PER ANNUM DAILY DEDUCTION AND THE DEDUCTION OF A NOTIONAL FINANCING COST —

This per annum deduction and notional financing cost will be deducted daily. As a result of the per annum deduction and the deduction of the notional financing cost, the level of the Index will trail the value of a hypothetical identically constituted notional portfolio from which no such deductions are made.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	WE WILL HAVE THE RIGHT TO ADJUST THE TIMING AND AMOUNT OF ANY PAYMENT ON THE NOTES IF A COMMODITY HEDGING DISRUPTION EVENT OCCURS —

If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the notes due to a commodity hedging disruption event, we may, in our sole and absolute discretion, determine whether the notes will be automatically called and

PS-9 | Structured Investments Step-Up Auto Callable Notes Linked to the J.P. Morgan Efficiente® Plus DS 5 Index (Net ER)

to adjust your payment upon automatic call or at maturity based on determinations made by the calculation agent.  Under these circumstances, whether the notes are automatically called and the payment upon an automatic call or at maturity will be determined in a manner different from that described under “Key Terms — Automatic Call” or “Key Terms — Payment at Maturity,” as applicable, and will be determined prior to, and without regard to, the closing level of the Index on the relevant Review Date.  In addition, under these circumstances, the amount due and payable on your notes will not reflect any appreciation of the Index after this early determination and may be significantly less than the amount you would have been entitled to receive had we not exercised this right.  See “Supplemental Terms of the Notes” in this pricing supplement for more information.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	THE CALL VALUE FOR EACH REVIEW DATE IS GREATER THAN THE INITIAL VALUE AND INCREASES PROGRESSIVELY OVER THE TERM OF THE NOTES —

The notes will be automatically called, and you will receive a Call Premium Amount, only if the closing level of the Index increases from the Initial Value such that it is greater than or equal to the Call Value for a Review Date. Even if the closing level of the Index increases over the term of the notes, it may not increase sufficiently for the notes to be automatically called (including because, due to the step-up Call Value feature, the Call Values increase progressively over the term of the notes).

•	IF THE NOTES ARE AUTOMATICALLY CALLED, THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO ANY CALL PREMIUM AMOUNT PAID ON THE NOTES,

regardless of any appreciation of the Index, which may be significant. In addition, if the notes are automatically called, you will not benefit from the feature that provides you with a positive return at maturity equal to the Index Return times the Participation Rate if the Final Value is greater than the Initial Value. Because this feature does not apply to the payment upon an automatic call, the payment upon an automatic call may be significantly less than the payment at maturity for the same level of appreciation in the Index.

•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —

If your notes are automatically called, the term of the notes may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

●	YOU WILL NOT RECEIVE DIVIDENDS OR OTHER DISTRIBUTIONS ON THE SECURITIES OR LOANS UNDERLYING THE BASKET CONSTITUENTS OR HAVE ANY RIGHTS WITH RESPECT TO THE SECURITIES, COMMODITIES, COMMODITY FUTURES CONTRACTS, LOANS OR OTHER ASSETS UNDERLYING THE BASKET CONSTITUENTS.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

Risks Relating to Conflicts of Interest

●	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes.  In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.  See also “— Risks Relating to the Index — Our Affiliate, JPMS, Is the Index Sponsor and Index Calculation Agent and May Adjust the Index in a Way that Affects Its Level” below.

PS-10 | Structured Investments Step-Up Auto Callable Notes Linked to the J.P. Morgan Efficiente® Plus DS 5 Index (Net ER)

In addition, JPMorgan Chase & Co., our parent company, is currently one of the companies that make up some of the Basket Constituents.  JPMorgan Chase & Co. will have no obligation to consider your interests as a holder of the notes in taking any actions that might affect the value of your notes.  Furthermore, our London branch participates in the London Bullion Market Association (the “LBMA”) gold price auction.  ICE Benchmark Administration Ltd. determines the LBMA gold price using an auction in which our London branch participates.  We and our affiliates will have no obligation to consider your interests as a holder of the notes in taking any actions in connection with acting as an LBMA gold price auction participant that might affect the LBMA gold price or the notes.

One of our affiliates developed and maintains and calculates the Cash Constituent and its constituent indices, and the J.P. Morgan Emerging Markets Bond Index Global CORE, which is the reference index of the iShares® J.P. Morgan USD Emerging Markets Bond ETF, one of the Basket Constituents.  Furthermore, the J.P. Morgan Emerging Markets Bond Index Global CORE makes use of certain weights, prices, values, levels or dates that are determined by PricingDirect Inc. (“PricingDirect”).  PricingDirect is JPMorgan Chase & Co.’s wholly owned subsidiary and provides valuation and other metrics data for fixed-income securities and derivatives.  PricingDirect determines these prices through a proprietary evaluation process that takes into account market-based evaluations (such as market intelligence for traded, quoted securities).  In addition, under some circumstances, the pricing information provided by PricingDirect on the bonds underlying the J.P. Morgan Emerging Markets Bond Index Global CORE may be derived solely from price quotations or internal valuations made by one or more of our affiliates.  Accordingly, conflicts of interest exist between our affiliate that calculates one Basket Constituent and the index underlying another Basket Constituent and PricingDirect, on the one hand, and you, on the other hand.  None of these affiliates of ours will have any obligation to consider your interests as a holder of the notes in taking any actions that might affect the value of your notes.

●	JPMS AND ITS AFFILIATES MAY HAVE PUBLISHED RESEARCH, EXPRESSED OPINIONS OR PROVIDED RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES, AND MAY DO SO IN THE FUTURE —

Any research, opinions or recommendations could affect the market value of the notes.  Investors should undertake their own independent investigation of the merits of investing in the notes, the Basket Constituents and the securities, commodities, commodity futures contracts, loans and other assets underlying the Basket Constituents included in the Index.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.

PS-11 | Structured Investments Step-Up Auto Callable Notes Linked to the J.P. Morgan Efficiente® Plus DS 5 Index (Net ER)

See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Index

●	OUR AFFILIATE, JPMS, IS THE INDEX SPONSOR AND INDEX CALCULATION AGENT AND MAY ADJUST THE INDEX IN A WAY THAT AFFECTS ITS LEVEL —

JPMS, one of our affiliates, currently acts as the Index Sponsor and the Index Calculation Agent and is responsible for calculating and maintaining the Index and developing the guidelines and policies governing their composition and calculation. In performing these duties, JPMS may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where JPMS, as the Index Sponsor and the Index Calculation Agent, is entitled to exercise discretion. The rules governing the Index may be amended at any time by the Index Sponsor, in its sole discretion. The rules also permit the use of discretion by the Index Sponsor and the Index Calculation Agent in relation to the Index in specific instances, including, but not limited to, the determination of whether to replace a Basket Constituent with a substitute or successor upon the occurrence of certain events affecting that Basket Constituent, the selection of any substitute or successor and the determination of the levels to be used in the event of market disruptions that affect the ability of the Index Calculation Agent to calculate and publish the levels of the Index and the interpretation of the rules governing the Index. Although JPMS, acting as the Index Sponsor and the Index Calculation Agent, will make all determinations and take all action in relation to the Index acting in good faith, it should be noted that JPMS may have interests adverse to the interests of the holders of the notes and the policies and judgments for which JPMS is responsible could have an impact, positive or negative, on the level of the Index and the value of your notes.

Although judgments, policies and determinations concerning the Index are made by JPMS, JPMorgan Chase & Co., as the ultimate parent company of JPMS, ultimately controls JPMS. JPMS has no obligation to consider your interests in taking any actions that might affect the value of your notes. Furthermore, the inclusion of any Basket Constituent in the Index is not an investment recommendation by us or JPMS of that Basket Constituent or any of the securities, commodities, commodity futures contracts, loans or other assets underlying that Basket Constituent.

●	AN INVESTMENT IN THE NOTES CARRIES THE RISKS ASSOCIATED WITH THE INDEX’S MOMENTUM INVESTMENT STRATEGY —

The construction of the Index reflects a momentum investment strategy. Momentum investing generally seeks to capitalize on positive trends in the returns of financial instruments. As such, the weights of the Basket Constituents in the Index are based in part on the recent performance of the Basket Constituents. However, there is no guarantee that recent performance trends will continue in the future. In addition, the caps on the Basket Constituent weights applied at the individual and sector levels will result in lower weights for the Basket Constituents with the best recent performance than would be the case if those caps were not applied.

Furthermore, due to the “long-only” construction of the Index, the weight of each Basket Constituent will not fall below zero at any time even if the relevant Basket Constituent has displayed a negative recent performance period. The Index will maintain long exposure to the Basket Constituents at all times, even when most or all Basket Constituents are displaying negative performance.

PS-12 | Structured Investments Step-Up Auto Callable Notes Linked to the J.P. Morgan Efficiente® Plus DS 5 Index (Net ER)

Moreover, subject to any exposure adjustment, once a monthly portfolio has been selected and implemented, the Index will track the performance of the relevant Basket Constituents until the next monthly re-weighting, even when the values of those Basket Constituents are trending downwards or when those Basket Constituents are otherwise performing significantly worse than their recent performance, or than the remaining Basket Constituents.

In addition, due to the Index’s momentum investment strategy, the Index may fail to realize gains that could occur as a result of obtaining exposures to financial instruments that have experienced negative returns, but which subsequently experience a sudden spike in positive returns. As a result, if market conditions do not represent a continuation of prior observed trends, the level of the Index, which is rebalanced based on prior trends, may decline.

●	THE INDEX MAY PERFORM POORLY AT TIMES WHEN THE PHASE OF THE MARKET CYCLE IS CHANGING OR DURING PERIODS CHARACTERIZED BY SHORT-TERM VOLATILITY —

While historical data and statistical analysis support the premise that assets tend to move in multi-year cycles, performance of assets will be variable, even within a particular phase of a market cycle, and the nature of a market cycle is such that the performance of assets will shift from phases of positive performance to phases of negative performance over time. Because the Index’s strategy is based on momentum investing, the Index may perform poorly during times when a Basket Constituent’s performance is not consistent with the current phase of the market cycle or when the current phase of the market cycle for that Basket Constituent is changing. In non-trending, sideways markets, momentum investment strategies are subject to “whipsaws.” A whipsaw occurs when the market reverses and does the opposite of what is indicated by the trend indicator, resulting in a trading loss during the particular period. Consequently, the Index may perform poorly in non-trending, “choppy” markets characterized by short-term volatility.

●	THE INDEX MAY NOT APPROXIMATE ITS INITIAL VOLATILITY THRESHOLD —

No assurance can be given that the Index will maintain an annualized realized volatility that approximates its initial volatility threshold. The actual realized volatility of the Index will depend on the performance of the Basket Constituents included in the monthly portfolio(s) from time to time, and, at any time or for extended periods, may be greater than the initial volatility threshold, perhaps significantly, or less than the initial volatility threshold. Furthermore, the volatility threshold of the Index is subject to upward adjustment and, thus, the realized volatility threshold used to determine any monthly portfolio may be greater than the initial volatility threshold, perhaps significantly. While the assigned weights of the notional portfolio(s) tracked by the Index are based in part on the recent historical volatility of the relevant notional portfolio, there is no guarantee that trends existing in the relevant measurement period will continue in the future. The volatility of the notional portfolio on any day may change quickly and unexpectedly. Accordingly, the actual realized annualized volatility of the Index on a daily basis may be greater than or less than the volatility threshold used to select to the relevant monthly portfolio(s), which may adversely affect the level of the Index and the value of the notes.

In addition, during periods when equities are experiencing high volatility, the initial volatility threshold, and the actual realized volatility, may be significantly higher than the initial volatility threshold, even if other assets are not experiencing high volatility.

●	THE DAILY ADJUSTMENT OF THE EXPOSURE OF THE INDEX TO THE MONTHLY PORTFOLIO(S) OF BASKET CONSTITUENTS MAY CAUSE THE INDEX NOT TO REFLECT FULLY ANY PRICE APPRECIATION OR TO MAGNIFY ANY PRICE DEPRECIATION OF THE MONTHLY PORTFOLIO(S) —

In an effort to approximate its volatility threshold on a daily basis, the Index adjusts its exposure to the monthly portfolio(s) of Basket Constituents daily based on the historical volatility of the notional portfolio over a specified measurement period, subject to maximum and minimum exposure limits. When the historical volatility is greater than the volatility threshold, the Index will reduce its exposure to the notional portfolio. When the historical volatility is less than the volatility threshold, the Index will increase its exposure to the notional portfolio. The exposure may vary between 0% and a variable maximum exposure, subject to a daily maximum exposure change of 50%. The maximum exposure to the notional portfolio of the Index will not be greater than 200% and will vary so as to limit the aggregate weight of the ETF Constituents included in the monthly reference portfolio, as adjusted by the exposure, to 100%.

Due to the daily exposure adjustments, the Index may fail to realize gains due to price appreciation of the monthly portfolio(s) at a time when the exposure is less than 100% or may suffer increased losses due to price depreciation of the monthly portfolio(s) when the exposure is above 100%. As a result, the Index may underperform a similar index that does not include a daily exposure adjustment feature.

PS-13 | Structured Investments Step-Up Auto Callable Notes Linked to the J.P. Morgan Efficiente® Plus DS 5 Index (Net ER)

●	THE NOTES MAY PROVIDE EXPOSURE TO ANY BASKET CONSTITUENT IN EXCESS OF THE WEIGHT CONSTRAINT SPECIFIED FOR THAT BASKET CONSTITUENT —

As explained above, the maximum exposure to the monthly reference portfolio of the Index will not be greater than 200% and will vary so as to limit the aggregate weight of the ETF Constituents included in the relevant monthly portfolio(s), as adjusted by the exposure, to 100%. Accordingly, the Index may provide exposure to an ETF Constituent equal to up to twice the weight constraint that applies to that ETF Constituent in the monthly portfolio selection process. Any movements in value of an ETF Constituent may result in greater changes in the value of that ETF Constituent than if its exposure were limited to its weight constraint. In particular, exposure to an ETF Constituent in excess of 100% of its weight constraint will magnify any negative performance of that ETF Constituent, which, in turn, could cause you to receive a lower return on the notes than you would have received if the weight of each ETF Constituent were limited to its weight constraint.

●	A SIGNIFICANT PORTION OF THE INDEX’S EXPOSURE MAY BE ALLOCATED TO THE BOND CONSTITUENTS AND THE CASH CONSTITUENT —

Under normal market conditions, the ETF Constituents in the equities sector, the VanEck® Gold Miners ETF and the Alerian MLP ETF (together, the “Equity Constituents”) and the Invesco DB Commodity Index Tracking Fund and the iShares® Gold Trust (together, the “Commodity Constituents”) have tended to exhibit realized volatilities that are higher than the realized volatilities of the ETF Constituents in the investment grade fixed-income sector and the other fixed-income sector (together, the “Bond Constituents”) and the Cash Constituent in general over time. As a result, the Index will generally need to reduce its exposure to the Equity Constituents and the Commodity Constituents in order to satisfy the volatility threshold. Therefore, the Index may have significant exposure for an extended period of time to the Bond Constituents and the Cash Constituent, and that exposure may be greater, perhaps significantly greater, than its exposure to the Equity Constituents and the Commodity Constituents. However, the returns of the Bond Constituents and the Cash Constituent may be significantly lower than the returns of the Equity Constituents and the Commodity Constituents, and possibly even negative while the returns of the Equity Constituents and the Commodity Constituents are positive, which will adversely affect the level of the Index and any payment on, and the value of, the notes.

●	THE INDEX MAY BE PARTIALLY UNINVESTED —

The aggregate weight of the Cash Constituent at any given time represents the portion of the monthly portfolio that is uninvested at that time. The Index will reflect no return for any uninvested portion (including any portion represented by the Cash Constituent). While the weight of the Cash Constituent is normally limited by a weight constraint of 50%, if, as a result of an extraordinary event, any Basket Constituent is replaced with the Cash Constituent, the aggregate weight of the Cash Constituent would be allowed to exceed 50% because a portion of that aggregate weight would be subject to the weighting constraints specific to the replaced Basket Constituent and not the weighting constraints specific to the Cash Constituent. See “— A Basket Constituent may be replaced by a substitute index or exchange-traded fund upon the occurrence of certain extraordinary events” below.

In addition, when the exposure of the Index to the notional portfolio of Basket Constituents is less than 100% on any day, a portion of the notional portfolio will be uninvested. For example, if the daily exposure is set at 70%, and assuming the weight of the Cash Constituent is 0%, 30% of the notional portfolio would be uninvested. The Index will reflect no return for any uninvested portion.

●	THE INDEX IS SUBJECT TO CONCENTRATION RISK IN ITS ALLOCATION AMONG THE BASKET CONSTITUENTS —

The strategy employed by the Index involves an asset allocation that imposes certain weight caps that may result in the Index being allocated to as few as four Basket Constituents, with up to 50% of the Index being allocated to the Cash Constituent. Under these circumstances, the Index may face more risks than if it were diversified broadly over numerous asset classes and geographical regions. Accordingly, the Index may be more adversely affected by negative economic, political or regulatory occurrences affecting its Basket Constituents and the relevant asset classes than a more broadly diversified allocation among its Basket Constituents. Additionally, the Index allocation will sometimes result in exposure to only two sectors or exposure to only one sector and the Cash Constituent.

●	CHANGES IN THE VALUES OF THE BASKET CONSTITUENTS MAY OFFSET EACH OTHER —

Because the notes are linked to the Index, which is linked to the performance of the Basket Constituents, which collectively represent a diverse range of asset classes and geographic regions, price movements between the Basket Constituents representing different asset classes or geographic regions may not correlate with each other. At a time when the value of a Basket Constituent representing a particular asset class or geographic region increases, the value of other Basket Constituents representing a different asset class or geographic region may not increase as much or may decline. Therefore, in calculating the level of the Index, increases in the values of some of the Basket Constituents may be moderated, or more than offset, by lesser increases or declines in the values of other Basket Constituents. In addition, high correlation during periods of negative returns among Basket Constituents could have a material adverse effect on the performance of the Index.

PS-14 | Structured Investments Step-Up Auto Callable Notes Linked to the J.P. Morgan Efficiente® Plus DS 5 Index (Net ER)

●	THE HISTORICAL PERFORMANCE OF THE INDEX IS NOT AN INDICATION OF ITS FUTURE PERFORMANCE —

The historical performance of the Index should not be taken as an indication of the future performance of the Index. It is impossible to predict whether the level of the Index will fall or rise during the term of the notes. Past fluctuations and trends in the level of the Index are not necessarily indicative of fluctuations or trends that may occur in the future.

In addition, since the inception of the Index, some of the Basket Constituents have been replaced and additional replacements may be made in the future. See “— A Basket Constituent may be replaced by a substitute index or exchange-traded fund upon the occurrence of certain extraordinary events” below. Effective February 25, 2020, the Alerian MLP ETF replaced the ETRACS Alerian MLP Infrastructure Index ETN as a Basket Constituent. Effective January 3, 2022, the J.P. Morgan Fallback Cash Index replaced the JPMorgan Cash Index USD 3 Month as the Cash Constituent. Each replacement Basket Constituent differs significantly from the original Basket Constituent it replaced. These replacements may adversely affect the performance of the Index and the value of the notes, as a replacement Basket Constituent may perform worse, perhaps significantly worse, than the original Basket Constituent it replaced. In addition, each replacement may affect the allocation of the weights of the Basket Constituents after the effective date of that replacement, which may adversely affect the performance of the Index and the value of the notes. The Index lacked any operating history with each replacement Basket Constituent prior to the effective date of the replacement and may perform in unanticipated ways. Investors in the notes should bear this difference in mind when evaluating the historical data shown in this pricing supplement.

Furthermore, since the inception of the Index, several of the ETF Constituents have made material changes to their investment strategies, and additional material changes to those investment strategies may be made in the future. These changes may adversely affect the performance of the Index and the value of the notes, as the new investment strategy may perform worse, perhaps significantly worse, than the original investment strategy it replaced. Each such ETF Constituent lacked any operating history with its new investment strategy prior to the effective date of the change and may perform in unanticipated ways. Investors in the notes should bear this difference in mind when evaluating the historical data shown in this pricing supplement.

•	THE INVESTMENT STRATEGY USED TO CONSTRUCT THE INDEX INVOLVES MONTHLY REBALANCING AND WEIGHT CONSTRAINTS THAT ARE APPLIED TO THE BASKET CONSTITUENTS AND DAILY ADJUSTMENTS TO THE EXPOSURE TO THE NOTIONAL PORTFOLIO CONSISTING OF THE BASKET CONSTITUENTS —

The Basket Constituents are subject to monthly rebalancing and weight constraints by asset type and on subsets of assets and daily adjustments to the exposure to the relevant monthly portfolio(s) consisting of the Basket Constituents. By contrast, a notional portfolio that does not rebalance monthly and is not subject to any weight constraints or daily exposure adjustments in this manner could see greater compounded gains over time through exposure to a consistently and rapidly appreciating portfolio consisting of the Basket Constituents. Therefore, your return on the notes may be less than the return you could realize on an alternative investment in the Basket Constituents that is not subject to monthly rebalancing, weight constraints or daily exposure adjustments. No assurance can be given that the investment strategy used to construct the Index will outperform any alternative investment in the Basket Constituents.

•	A BASKET CONSTITUENT MAY BE REPLACED BY A SUBSTITUTE INDEX OR EXCHANGE-TRADED FUND (“ETF”) UPON THE OCCURRENCE OF CERTAIN EXTRAORDINARY EVENTS —

Following the occurrence of certain extraordinary events with respect to a Basket Constituent, the affected Basket Constituent may be replaced by a substitute index or ETF or the Index Calculation Agent may cease calculation and publication of the Index on a date determined by the Index Calculation Agent. These extraordinary events generally include events that could materially interfere with the ability of market participants to transact in, or events that could materially change the underlying economic exposure of, positions with respect to the Index, any Basket Constituent or any reference index or reference commodity, where that material interference or change is not acceptable to the Index Calculation Agent. See “The J.P. Morgan Efficiente® Plus Index Series — Succession and Extraordinary Events” in the accompanying underlying supplement for a summary of events that could trigger an extraordinary event.

If the Index Calculation Agent determines in its discretion that no suitable substitute is available for an affected Basket Constituent (other than the Cash Constituent), then the Index Calculation Agent will replace that Basket Constituent with the Cash Constituent. Under such circumstances, the aggregate weight of the Cash Constituent in the Index may be greater than the maximum 50% weight limit allocated for the Cash Constituent because a portion of such aggregate weight would be subject to the separate maximum weight limit specific to the affected Basket Constituent.

You should realize that the changing of a Basket Constituent may affect the performance of the Index, and therefore, the return on the notes, as the replacement Basket Constituent may perform significantly better or worse than the original Basket Constituent. For example, the substitute or successor Basket Constituent may have higher fees or worse performance than the original Basket

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Constituent. Moreover, the policies of the sponsor of the substitute index or ETF concerning the methodology and calculation of the substitute index or ETF, including decisions regarding additions, deletions or substitutions of the assets underlying the substitute index or ETF, could affect the level or price of the substitute index or ETF and therefore the value of the notes. The amount payable on the notes and their market value could also be affected if the sponsor of a substitute index or the sponsor of the reference index of a substitute ETF discontinues or suspends calculation or dissemination of the index, in which case it may become difficult to determine the market value of the notes. The sponsor of the substitute index or ETF will have no obligation to consider your interests in calculating or revising such substitute index or ETF.

●	THE INDEX SHOULD NOT BE COMPARED TO ANY OTHER INDEX OR STRATEGY SPONSORED BY ANY OF OUR AFFILIATES —

The Index follows a notional rules-based proprietary strategy that may have objectives, features and/or constituents that are similar to those of another index or strategy sponsored by any of our affiliates (each, a “J.P. Morgan Index”). No assurance can be given that these similarities will form a basis for comparison between the Index and any other J.P. Morgan Index, and no assurance can be given that the Index would be more successful than or outperform any other J.P. Morgan Index. The Index operates independently and does not necessarily revise, enhance, modify or seek to outperform any other J.P. Morgan Index.

●	FOR EACH ETF CONSTITUENT THAT TRACKS A REFERENCE INDEX, THE PERFORMANCE OF THAT ETF CONSTITUENT’S REFERENCE INDEX AS WELL AS ITS NET ASSET VALUE PER SHARE MAY NOT CORRELATE WITH ITS PERFORMANCE AND MARKET VALUE, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY —

Each ETF Constituent may not fully replicate its reference index and may hold securities different from those included in its reference index. In addition, the performance of each ETF Constituent will reflect additional transaction costs and fees that are not included in the calculation of its reference index. All of these factors may lead to a lack of correlation between the performance of each ETF Constituent and its reference index. In addition, corporate actions with respect to the equity securities underlying the ETF Constituents (such as mergers and spin-offs) may impact the variance between the performances of each ETF Constituent and its reference index. Finally, because the ETF Constituents are traded on public exchanges and are subject to market supply and investor demand, the market value of each ETF Constituent may differ from its net asset value per share.

During periods of market volatility, securities underlying the ETF Constituents may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the ETF Constituents and the liquidity of the ETF Constituents may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the ETF Constituents. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the ETF Constituents. As a result, under these circumstances, the market value of the ETF Constituents may vary substantially from their net asset values per share. For all of the foregoing reasons, the performance of each ETF Constituent may not correlate with the performance of its reference index as well as its net asset value per share, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

●	THE COMMODITY FUTURES CONTRACTS UNDERLYING ONE OF THE BASKET CONSTITUENTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES —

Legal or regulatory developments affecting the commodity futures contracts underlying one of the Basket Constituents, the Invesco DB Commodity Index Tracking Fund, may result in the Index Calculation Agent exercising its discretionary right to exclude or substitute Basket Constituents or the occurrence of a commodity hedging disruption event or may otherwise adversely affect the value of the notes. If a commodity hedging disruption event occurs, we may cause the calculation agent to determine the value of the Additional Amount for your notes early. See “ — Risks Relating to the Notes Generally — We Will Have the Right to Adjust the Timing and Amount of Any Payment on the Notes If a Commodity Hedging Disruption Event Occurs” above and “Risk Factors — Risks Relating to the Commodity Constituents” in the accompanying underlying supplement.

●	OTHER KEY RISKS:
o	THE INDEX MAY NOT BE SUCCESSFUL OR OUTPERFORM ANY ALTERNATIVE STRATEGY THAT MIGHT BE EMPLOYED IN RESPECT OF THE BASKET CONSTITUENTS.
o	THE INDEX COMPRISES NOTIONAL ASSETS AND LIABILITIES. THERE IS NO ACTUAL PORTFOLIO OF ASSETS TO WHICH ANY PERSON IS ENTITLED OR IN WHICH ANY PERSON HAS ANY OWNERSHIP INTEREST.
o	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK BECAUSE THE PRICES OF THE NON-U.S. SECURITIES COMPOSING SEVERAL OF THE ETF CONSTITUENTS ARE CONVERTED INTO U.S. DOLLARS FOR PURPOSES OF CALCULATING THE VALUE OF THE RELEVANT ETF CONSTITUENT.
PS-16 | Structured Investments Step-Up Auto Callable Notes Linked to the J.P. Morgan Efficiente® Plus DS 5 Index (Net ER)

o	THE NOTES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH SMALL-CAPITALIZATION STOCKS, PREFERRED STOCKS, HYBRID SECURITIES, MORTGAGE-BACKED SECURITIES, LEVERAGED LOANS, REAL ESTATE INVESTMENT TRUSTS AND MASTER LIMITED PARTNERSHIPS AND NON-U.S. SECURITIES MARKETS, INCLUDING EMERGING MARKETS.
o	THE NOTES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH FIXED-INCOME SECURITIES, HIGH-YIELD FIXED INCOME SECURITIES AND LOANS, INCLUDING INTEREST RATE-RELATED RISKS AND CREDIT RISK.
o	INVESTMENTS RELATED TO THE VALUES OF THE COMMODITIES TEND TO BE MORE VOLATILE THAN TRADITIONAL INVESTMENTS.
o	HIGHER FUTURE PRICES OF THE COMMODITY FUTURES CONTRACTS CONSTITUTING THE INVESCO DB COMMODITY INDEX TRACKING FUND RELATIVE TO THEIR CURRENT PRICES MAY DECREASE THE AMOUNT PAYABLE AT MATURITY.
o	THE MARKET PRICE OF GOLD WILL AFFECT THE VALUE OF THE NOTES.

Please refer to the “Risk Factors” section of the accompanying underlying supplement for more details regarding the above-listed and other risks.

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Historical Information

The following graph sets forth the historical performance of the Index based on the weekly historical closing levels of the Index from January 5, 2018 through April 21, 2023. The closing level of the Index on April 25, 2023 was 162.12. We obtained the closing levels above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The historical closing levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on any Review Date. There can be no assurance that the performance of the Index will result in a payment at maturity in excess of your principal amount, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

Additional performance data relating to the Index, including hypothetical back-tested data, is available from the Index Sponsor or independent third-party vendors. For more information about hypothetical back-tested data, see “Risk Factors — Risks Relating to the Indices — Hypothetical back-tested data relating to an Index do not represent actual historical data and are subject to inherent limitations” and “The J.P. Morgan Efficiente® Plus Index Series — Additional Information about Hypothetical Back-tested Performance Data” in the accompanying underlying supplement. These additional performance data are not incorporated by reference into, and do not form a part of, this pricing supplement.

Treatment as Contingent Payment Debt Instruments

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences,” and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments,” in the accompanying product supplement no. 3-I. Unlike a traditional debt instrument that provides for periodic payments of interest at a single fixed rate, with respect to which a cash-method investor generally recognizes income only upon receipt of stated interest, our special tax counsel, Davis Polk & Wardwell LLP, is of the opinion that the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” As discussed in that subsection, you generally will be required to accrue original issue discount (“OID”) on your notes in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes except upon an automatic call or at maturity. Upon sale or exchange (including an automatic call or at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of OID you have accrued in respect of the note. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. Special rules may apply if any payment in excess of the principal amount of your note is treated as becoming fixed prior to maturity. You should consult your tax adviser concerning the application of these rules. The discussions herein and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.

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Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2025 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

The discussions in the preceding paragraphs, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments”) in the accompanying product supplement, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Comparable Yield and Projected Payment Schedule

Although it is not entirely clear how the comparable yield and projected payment schedule should be determined when a debt instrument may be automatically called prior to maturity, we have determined that the “comparable yield” is an annual rate of 5.72%, compounded semiannually. Based on our determination of the comparable yield, the “projected payment schedule” per $1,000 principal amount note consists of a single payment at maturity, equal to $1,325.88. Assuming a semiannual accrual period, the following table sets out the amount of OID that will accrue with respect to a note during each calendar period, based upon our determination of the comparable yield and projected payment schedule.

Calendar Period	Accrued OID During Calendar Period (Per $1,000 Principal Amount Note)	Total Accrued OID from Original Issue Date (Per $1,000 Principal Amount Note) as of End of Calendar Period
April 28, 2023 through December 31, 2023	$38.72	$38.72
January 1, 2024 through December 31, 2024	$60.25	$98.97
January 1, 2025 through December 31, 2025	$63.74	$162.71
January 1, 2026 through December 31, 2026	$67.43	$230.14
January 1, 2027 through December 31, 2027	$71.35	$301.49
January 1, 2028 through April 28, 2028	$24.39	$325.88

The comparable yield and projected payment schedule are determined solely to calculate the amount on which you will be taxed with respect to the notes in each year and are neither a prediction nor a guarantee of what the actual yield will be. The amount you actually receive at maturity or earlier sale or exchange of your notes will affect your income for that year, as described above under “Treatment as Contingent Payment Debt Instruments.”

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates.  Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance,

PS-19 | Structured Investments Step-Up Auto Callable Notes Linked to the J.P. Morgan Efficiente® Plus DS 5 Index (Net ER)

operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co.  This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes.  The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes.  For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Note Payout Scenarios” in this pricing supplement for an illustration of the risk-return profile of the notes and “The J.P. Morgan Efficiente® Plus DS 5 Index (Net ER)” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

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Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Supplemental Information About the Form of the Notes

The notes will initially be represented by a type of global security that we refer to as a master note. A master note represents multiple securities that may be issued at different times and that may have different terms. The trustee and/or paying agent will, in accordance with instructions from us, make appropriate entries or notations in its records relating to the master note representing the notes to indicate that the master note evidences the notes.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee.  This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2023, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2023.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 3-I dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000121390023029706/ea153081_424b2.pdf

•	Underlying supplement no. 14-I dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000121390023029559/ea152842_424b2.pdf

•	Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

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